Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Sets New Records with Strong Third Quarter 2015 Results Exceeding Expectations and Raises Full Year Guidance

•	Revenue of $667.4 million was up 9 percent (12 percent in local currency) compared to the third quarter of 2014.

•	Diluted EPS of $0.98 was up 31 percent compared to the third quarter of 2014.

•	Adjusted EPS of $1.14 was up 13 percent compared to the third quarter of 2014.

•	Operating margin was 26.1 percent, up 100 basis points compared to the third quarter of 2014.

•	Adjusted operating margin was 27.2 percent, up 80 basis points compared to the third quarter of 2014.

ATLANTA, October 21, 2015 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended September 30, 2015.

"Our first half momentum continued with another strong quarterly performance," said Richard F. Smith, Equifax's Chairman and Chief Executive Officer. "Our information solutions strategy is resonating well with our customers and we continue to be optimistic about 2016 as we continue to execute well on our new product innovation and enterprise growth initiatives."

Financial Results Summary

The company reported revenue of $667.4 million in the third quarter of 2015, a 9 percent increase from the third quarter of 2014 on a reported basis and 12 percent in local currency. Diluted EPS attributable to Equifax was $0.98, up 31 percent from the third quarter of 2014. Adjusted EPS attributable to Equifax was $1.14, up 13 percent from the third quarter of 2014, after adjusting for income from the settlement of escrow amounts related to a past acquisition, accrual for certain legal claims, and acquisition-related amortization expense. Operating margin was 26.1 percent, up 100 basis points from the third quarter of 2014. Adjusted operating margin was 27.2 percent, up 80 basis points from the third quarter of 2014, after adjusting for an accrual for certain legal claims.

USIS continues to benefit from broad-based growth in key vertical markets, including mortgage, financial, automotive, and direct-to-consumer reseller.

•
Total revenue was $312.3 million in the third quarter of 2015 compared to $278.6 million in the third quarter of 2014, an increase of 12 percent. Operating margin for USIS was 39.5 percent in the third quarter of 2015 compared to 37.4 percent in the third quarter of 2014. Adjusted operating margin for USIS was 41.9 percent in the third quarter of 2015 compared to 40.3 percent in the third quarter of 2014, after adjusting for an accrual for certain legal claims.

•	Online Information Solutions revenue was $233.3 million, up 13 percent from the third quarter of 2014.

•	Mortgage Solutions revenue was $31.7 million, up 12 percent from the third quarter of 2014.

•	Financial Marketing Services revenue was $47.3 million, up 6 percent when compared to the third quarter of 2014.

International again drove strong double digit local currency growth through strength in debt management services, and analytics and decisioning.

•
Total revenue was $148.8 million in the third quarter of 2015, flat from the third quarter of 2014 and an 14 percent increase on a local currency basis. Operating margin for International was 19.9 percent in the third quarter of 2015, as we continue to invest in TDX, compared to 22.5 percent in the third quarter of 2014.

•	Europe revenue was $63.6 million, up 5 percent from the third quarter of 2014 and up 16 percent on a local currency basis.

•	Latin America revenue was $51.8 million, up 5 percent from the third quarter of 2014 and up 20 percent on a local currency basis.

•	Canada revenue was $33.4 million, down 13 percent from the third quarter of 2014 and up 5 percent on a local currency basis.

Workforce Solutions delivered solid double digit growth driven by strong growth and market penetration of Verification Services across multiple verticals.

•
Total revenue was $139.0 million in the third quarter of 2015, a 13 percent increase from the third quarter of 2014. Operating margin for Workforce Solutions was 35.9 percent in the third quarter of 2015 compared to 32.5 percent in the third quarter of 2014.

•	Verification Services revenue was $92.9 million, up 22 percent when compared to the third quarter of 2014.

•	Employer Services revenue was $46.1 million, down 1 percent when compared to the third quarter of 2014.

Personal Solutions continues to deliver growth at the upper end of their long term target range through their Indirect and International initiatives.

•	Revenue was $67.3 million, a 5 percent increase from the third quarter of 2014 and up 6 percent on a local currency basis.

•	Operating margin was 26.9 percent compared to 32.4 percent in the third quarter of 2014.

Fourth Quarter 2015 and Full Year 2015 Outlook

For the fourth quarter, we expect revenue between $655 and $665 million, or up approximately 7% to 9% over Q4 2014, on a local currency basis. Adjusted EPS, is expected to be between $1.10 and $1.12, up 10% to 12% year-over-year, on a local currency basis. Foreign exchange is expected to negatively impact revenue growth by 2% and Adjusted EPS by $0.02.

Consistent with our outlook for the fourth quarter, we expect full year revenue between $2.652 and $2.662 billion, or up approximately 10% to 12% over 2014, on a local currency basis. Adjusted EPS for 2015, is expected to be between $4.46 and $4.48, up 17% to 18% year-over-year, on a local currency basis. Foreign exchange is expected to negatively impact revenue growth by 3% and Adjusted EPS by $0.11.

About Equifax

Equifax is a global leader in consumer, commercial and workforce information solutions that provides businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 600 million consumers and 81 million businesses worldwide. The company’s significant investments in differentiated data, its expertise in advanced analytics to explore and develop new multi-source data solutions, and its leading-edge proprietary technology enable it to create and deliver unparalleled customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates or has investments in 19 countries and is a member of Standard & Poor's (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. In 2014, Equifax was nominated as a Bloomberg BusinessWeek Top 50 company; its CIO was listed as one of the top 100 by CIO magazine; the company was named to the Fintech 100 list, was recognized as a top 20 company to work for by the Atlanta Journal and Constitution, and was recognized as a 2015 InformationWeek Elite 100 Winner. For more information, please visit www.equifax.com.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, October 22, 2015, at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents diluted adjusted EPS attributable to Equifax which (to the extent noted above for different periods) excludes acquisition-related amortization expense, income from the settlement of escrow amounts related to a past acquisition, an accrual for certain legal claims, acquisition specific transaction and due diligence expense, as well as integration expense in the first twelve months following the closure of the acquisition, and the adjustment of redeemable noncontrolling interest that reflects a redemption value in excess of fair value. This earnings release also presents adjusted operating income and adjusted operating margin which excludes income from the settlement of escrow amounts related to a past acquisition and an accrual for certain legal claims.These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements or forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include adverse or uncertain economic conditions and changes in credit and financial markets; risks relating to illegal third party efforts to access data or other cybersecurity or physical security breaches; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., supervision by the U.K. Financial Conduct Authority of our debt collections services and core credit reporting businesses in the U.K. (including the requirement that we apply for, by June 30, 2015, which has been submitted and is pending, and March 31, 2016, respectively, and obtain certain licenses and authorizations to carry on these businesses); federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,
	2015	2014
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$667.4	$613.4
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	226.5	211.0
Selling, general and administrative expenses	217.2	197.8
Depreciation and amortization	49.4	50.9
Total operating expenses	493.1	459.7
Operating income	174.3	153.7
Interest expense	(15.8)	(17.1)
Other income, net	14.4	3.2
Consolidated income from operations before income taxes	172.9	139.8
Provision for income taxes	(53.2)	(45.4)
Consolidated net income	119.7	94.4
Less: Net income attributable to noncontrolling interests	(1.8)	(1.7)
Net income attributable to Equifax	$117.9	$92.7
Basic earnings per common share:
Net income attributable to Equifax	$1.00	$0.77
Weighted-average shares used in computing basic earnings per share	118.4	121.1
Diluted earnings per common share:
Net income attributable to Equifax	$0.98	$0.75
Weighted-average shares used in computing diluted earnings per share	120.6	123.5
Dividends per common share	$0.29	$0.25

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$108.5	$128.3
Trade accounts receivable, net of allowance for doubtful accounts of $8.2 and $7.2 at September 30, 2015 and December 31, 2014, respectively	357.7	337.2
Prepaid expenses	46.9	35.7
Other current assets	69.0	103.9
Total current assets	582.1	605.1
Property and equipment:
Capitalized internal-use software and system costs	213.3	257.3
Data processing equipment and furniture	226.5	203.3
Land, buildings and improvements	193.4	194.8
Total property and equipment	633.2	655.4
Less accumulated depreciation and amortization	(294.2)	(354.8)
Total property and equipment, net	339.0	300.6
Goodwill	2,581.0	2,606.8
Indefinite-lived intangible assets	94.8	95.2
Purchased intangible assets, net	859.7	953.9
Other assets, net	84.8	112.6
Total assets	$4,541.4	$4,674.2
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$186.8	$380.4
Accounts payable	43.4	20.3
Accrued expenses	116.5	85.5
Accrued salaries and bonuses	121.7	101.9
Deferred revenue	79.7	73.4
Other current liabilities	142.6	161.6
Total current liabilities	690.7	823.1
Long-term debt	1,145.9	1,145.7
Deferred income tax liabilities, net	219.9	241.5
Long-term pension and other postretirement benefit liabilities	165.1	173.0
Other long-term liabilities	52.3	56.3
Total liabilities	2,273.9	2,439.6
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at September 30, 2015 and December 31, 2014; Outstanding shares - 118.3 and 119.4 at September 30, 2015 and December 31, 2014, respectively	236.6	236.6
Paid-in capital	1,252.6	1,201.7
Retained earnings	3,758.5	3,554.8
Accumulated other comprehensive loss	(477.1)	(435.4)
Treasury stock, at cost, 70.4 shares and 69.3 shares at September 30, 2015 and December 31, 2014, respectively	(2,536.8)	(2,351.7)
Stock held by employee benefit trusts, at cost, 0.6 shares at September 30, 2015 and December 31, 2014	(5.9)	(5.9)
Total Equifax shareholders' equity	2,227.9	2,200.1
Noncontrolling interests	39.6	34.5
Total equity	2,267.5	2,234.6
Total liabilities and equity	$4,541.4	$4,674.2

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2015	2014
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$321.8	$275.2
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Impairment of cost method investment	14.8	—
Depreciation and amortization	150.4	153.2
Stock-based compensation expense	32.2	29.0
Excess tax benefits from stock-based compensation plans	(22.1)	(11.9)
Deferred income taxes	(24.3)	0.5
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(29.0)	(11.1)
Prepaid expenses and other current assets	21.2	(36.6)
Other assets	3.9	(1.0)
Current liabilities, excluding debt	68.0	10.8
Other long-term liabilities, excluding debt	(0.1)	5.3
Cash provided by operating activities	536.8	413.4
Investing activities:
Capital expenditures	(93.6)	(63.9)
Acquisitions, net of cash acquired	(4.4)	(333.7)
Cash received from divestitures	2.9	0.6
Investment in unconsolidated affiliates, net	(0.1)	(2.5)
Cash used in investing activities	(95.2)	(399.5)
Financing activities:
Net short-term (repayments) borrowings	(193.4)	132.3
Payments on long-term debt	—	(15.0)
Treasury stock purchases	(196.3)	(186.6)
Dividends paid to Equifax shareholders	(103.4)	(91.3)
Dividends paid to noncontrolling interests	(6.0)	(7.7)
Proceeds from exercise of stock options	26.0	29.7
Excess tax benefits from stock-based compensation plans	22.1	11.9
Other	—	—
Cash used in financing activities	(451.0)	(126.7)
Effect of foreign currency exchange rates on cash and cash equivalents	(10.4)	(8.1)
Decrease in cash and cash equivalents	(19.8)	(120.9)
Cash and cash equivalents, beginning of period	128.3	235.9
Cash and cash equivalents, end of period	$108.5	$115.0

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue and operating income by operating segment?

Operating revenue and operating income consist of the following components:

(in millions)	Three months ended September 30,
					Local Currency
Operating revenue:	2015	2014	$ Change	% Change	% Change*
Online Information Solutions	$233.3	$205.5	$27.8	13%
Mortgage Solutions	31.7	28.3	3.4	12%
Financial Marketing Services	47.3	44.8	2.5	6%
Total U.S. Information Solutions	312.3	278.6	33.7	12%
Europe	63.6	60.7	2.9	5%	16%
Latin America	51.8	49.1	2.7	5%	20%
Canada	33.4	38.3	(4.9)	(13)%	5%
Total International	148.8	148.1	0.7	—%	14%
Verification Services	92.9	75.9	17.0	22%
Employer Services	46.1	46.6	(0.5)	(1)%
Total Workforce Solutions	139.0	122.5	16.5	13%
Personal Solutions	67.3	64.2	3.1	5%	6%
Total operating revenue	$667.4	$613.4	$54.0	9%	12%

(in millions)	Three Months Ended September 30,
Operating income:	2015	Operating Margin	2014	Operating Margin	$ Change	% Change
U.S. Information Solutions	$123.4	39.5%	$104.3	37.4%	$19.1	18%
International	29.6	19.9%	33.3	22.5%	(3.7)	(11)%
Workforce Solutions	49.9	35.9%	39.8	32.5%	10.1	26%
Personal Solutions	18.1	26.9%	20.8	32.4%	(2.7)	(13)%
General Corporate Expense	(46.7)	nm	(44.5)	nm	(2.2)	5%
Total operating income	$174.3	26.1%	$153.7	25.1%	$20.6	13%
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*Reflects percentage change in revenue conforming 2015 results using 2014 exchange rates.

2.    Can you provide depreciation and amortization by segment?

Depreciation and amortization are as follows:

	Three Months Ended September 30,
	2015	2014
U.S. Information Solutions	$20.9	$21.5
International	9.9	11.4
Workforce Solutions	10.5	10.6
Personal Solutions	2.3	2.2
General Corporate Expense	5.8	5.2
Total depreciation and amortization	$49.4	$50.9

3.    What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue and operating income is as follows:

	Three Months Ended September 30, 2015
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Europe	$(6.9)	(11)%	$(0.7)	(12)%
Latin America	(7.0)	(15)%	(2.1)	(14)%
Canada	(6.8)	(18)%	(3.2)	(17)%
Personal Solutions	(0.8)	(1)%	(0.1)	—%
Total	$(21.5)	(3)%	$(6.1)	(4)%

4.    Why did other income, net, for the three months ended September 30, 2015 increase as compared to the prior year?

The increase in other income, net, for the three months ended September 30, 2015, as compared to the prior year, is due to the settlement of escrow amounts of $12.3 million, related to an acquisition completed in January 2014.

5.    Why did your effective tax rate decrease to 30.8% in 2015 from 32.5% in 2014?

During the quarter, the income from the settlement of escrow amounts of $12.3 million had a very low tax rate as referenced in our Non-GAAP Reconciliation A, item 1. The impact of this transaction was to decrease the effective rate by 1.8 percentage points.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A.    Reconciliation of net income from continuing operations attributable to Equifax to diluted EPS attributable to Equifax, adjusted for an income from the settlement of escrow amounts, an accrual for certain legal claims, settlement of a legal dispute over certain software license agreements, and acquisition-related amortization expense:

	Three Months Ended September 30,
	2015	2014	$ Change	% Change
Net income attributable to Equifax	$117.9	$92.7	$25.2	27%
Acquisition-related amortization expense, net of tax, and cash income tax benefit of acquisition-related amortization expense of certain acquired intangibles	26.1	27.2	(1.1)	(4)%
Income from the settlement of escrow amounts, net of tax (1)	(11.1)	—	(11.1)	nm
Accrual for certain legal claims, net of tax (2)	4.7	—	4.7	nm
Settlement of a legal dispute over certain software license agreements, net of tax (3)	—	5.0	$(5.0)	nm
Net income attributable to Equifax, adjusted for items listed above	$137.6	$124.9	$12.7	10%
Diluted EPS attributable to Equifax, adjusted for items listed above	$1.14	$1.01	$0.13	13%
Weighted-average shares used in computing diluted EPS	120.6	123.5

nm - not meaningful

(1)
During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014.  The income of $12.3 million is recorded in other income, net, on our consolidated statements of income, and does not impact our operating margin. See the Notes to this reconciliation for additional detail.

(2)
During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims.  This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income and impacts our operating margin. See the Notes to this reconciliation for additional detail.

(3)
During the third quarter of 2014, we recorded a charge of $7.9 million ($5.0 million, net of tax) related to a settlement of a legal dispute over certain software license agreements. This charge was recorded in selling, general and administrative expenses, on our consolidated statements of income and impacted our operating margin. See the Notes to this reconciliation for additional detail.

B.    Reconciliation of operating income to adjusted operating income, excluding an accrual for certain legal claims and a settlement of a legal dispute over certain software license agreements, and presentation of adjusted operating margin:

	Three months ended September 30,
(in millions)	2015	2014	$ Change	% Change
Revenue	$667.4	$613.4	$54.0	9%
Operating Income	174.3	153.7	20.6	13%
Accrual for certain legal claims(1)	7.5	—	7.5	nm
Settlement of a legal dispute over certain software license agreements, net of tax (2)	—	7.9	(7.9)	nm
Adjusted Operating Income	181.8	161.6	20.2	13%
Adjusted Operating Margin	27.2%	26.4%

nm - not meaningful

(1)
During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims.  This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income and impacts our operating margin. See the Notes to this reconciliation for additional detail.

(2)
During the third quarter of 2014, we recorded a charge of $7.9 million ($5.0 million, net of tax) related to a settlement of a legal dispute over certain software license agreements. This charge was recorded in selling, general and administrative expenses, on our consolidated statements of income and impacted our operating margin. See the Notes to this reconciliation for additional detail.

C.    Reconciliation of USIS operating income to USIS adjusted operating income, excluding an accrual for certain legal claims and a settlement of a legal dispute over certain software license agreements, and presentation of USIS adjusted operating margin:

USIS:	Three months ended September 30,
(in millions)	2015	2014	$ Change	% Change
Revenue	$312.3	$278.6	$33.7	12%
Operating Income	123.4	104.3	19.1	18%
Accrual for certain legal claims(1)	7.5	—	7.5	nm
Settlement of a legal dispute over certain software license agreements, net of tax (2)	—	7.9	(7.9)	nm
Adjusted Operating Income	130.9	112.2	18.7	17%
Adjusted Operating Margin	41.9%	40.3%

nm - not meaningful

(1)
During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims.  This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income and impacts our operating margin. See the Notes to this reconciliation for additional detail.

(2)
During the third quarter of 2014, we recorded a charge of $7.9 million ($5.0 million, net of tax) related to a settlement of a legal dispute over certain software license agreements. This charge was recorded in selling, general and administrative expenses, on our consolidated statements of income and impacted our operating margin. See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Income from the settlement of escrow amounts related to a past acquisition- During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014.  Management believes excluding this income from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2015, as compared to the corresponding period in 2014, since an income of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Accrual for certain legal claims - During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims.  Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2015, as compared to the corresponding period in 2014, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Settlement of a legal dispute over certain software license agreements - During the third quarter of 2014, we recorded a charge of $7.9 million ($5.0 million, net of tax) related to a settlement of a legal dispute over certain software license agreements.  Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2014, as compared to the corresponding period in 2015, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related amortization expense, net of tax - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Redeemable noncontrolling interest adjustment- During the first nine months of 2015, there was not an adjustment of redeemable noncontrolling interest as the redemption value is not in excess of fair value. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition specific transaction and due diligence expense, as well as integration expense in the first twelve months following the closure of the acquisition - During the first nine months of 2015, there was no adjustment for acquisition specific transaction and due diligence expense, as well as integration expense in the first twelve months following the closure of the acquisition. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted operating income and operating margin, excluding an accrual for certain legal claims and a settlement of a legal dispute over certain software license agreements - Management believes excluding the impact of an accrual for certain legal claims and a settlement of a legal dispute over certain software license agreements from the calculation of operating income and operating margin, on a non-GAAP basis, allows investors to evaluate our performance for different periods on a more comparable basis.